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                                                                  Exhibit 3.1(b)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            PSF GROUP HOLDINGS, INC.


         THE UNDERSIGNED, being the Secretary of PSF Group Holdings, Inc., a Delaware corporation, does hereby certify as follows:

         FIRST: That a resolution was duly adopted by the Board of Directors of PSF Group Holdings, Inc. setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and recommending that the stockholders of the corporation adopt said amendments at the annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Article V of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                                    ARTICLE V

                                Number of Shares

                  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 560,000, consisting of the following three classes of stock:

                  (a) 250,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock");

                  (b) 300,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"); and

                  (c) 10,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

                  Upon the filing of this Amendment (the "Effective Date"), (i) each 100 shares of Class A Common Stock, par value $0.01 per share, then outstanding shall be combined into one share of Class A Common Stock, par value $0.01 per share, and (ii) each 100 shares of Class B Common Stock, par value $0.01 per share, then outstanding shall be combined into one share of Class B Common Stock, par value $0.01 per share. Fractional shares resulting therefrom shall be issued in accordance with Section 155 of the Delaware General Corporation Law. From and after the Effective Date, certificates representing shares of stock issued prior to the Effective Date shall be deemed to represent only the right to receive new shares pursuant to this Amendment.
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         SECOND: That thereafter, pursuant to a resolution of its Board of
Directors, the amendment was considered at the annual meeting of stockholders of the corporation, which was duly called and held upon notice in accordance with
Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

         THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, PSF Group Holdings, Inc. has caused this certificate to be signed by Gerard J. Schulte, Jr., its authorized officer, this 16th day of September, 1999.

                                             /s/ Gerard J. Schulte
                                             ----------------------
                                             Gerard J. Schulte, Jr.
                                             Secretary





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